CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Specialistics Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board", adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of Specialistics Inc. be amended by changing the name of the Corporation, Article I Article thereof so that, as amended, said Article shall be and read as follows:

         "The name of the Corporation is Eastern Group International Co., Ltd."

SECOND: That in lieu of a meeting and vote of stockholders, the Board of Directors have given written consent to said amendment in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 141 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Specialistics Inc. has caused this certificate to be signed by Kevin B. Halter, Jr., its Secretary, this 18th day of July, 1996.



Specialistics, Inc.

By:  /s/  Kevin B. Halter, Jr.
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              Secretary